Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
2 Year Floater due 2009
Final Term Sheet
October 17, 2007

Issuer:                   	 Citigroup Funding Inc.

Guarantee:		Any payments due on the Notes are fully and
                        unconditionally guaranteed by Citigroup Inc.,
                        Citigroup Funding's parent company.

Rating of Issuer's  	Aa1/AA/AA+ (Moody's/S&P/Fitch)based upon the Citigroup
  Obligations:          guarantee.

Offering:              Two Year Floater due 2008

Principal Amount Issued:  US $1,800,000,000.00

Pricing Date:            October 17, 2007

Issue Date:              October 22, 2007

Maturity Date:          October 22, 2009

Issue Price:             100% of the principal amount

Underwriting Discount:    0.125%

Interest Rate:         	3-month USD-BBA-Libor + 25 bps

Interest Rate Reset:      Quarterly on coupon payment dates

Coupon Payment Dates:   Quarterly on the 22th of each April, July,
			October, and January provided that if any Interest Payment
		        Date (other than Maturity Date) would otherwise fall on a day that is not a Business Day, then the Interest
	                Payment Date will be the first following day that is a Business day, with adjustment for period end dates.

First Coupon Date:        January 22, 2008

Day Count Convention:     Actual/360

Accrue to Pay:            Yes

Interest Determination Dates: Two London Business Days prior to each
			      Interest Payment Date


Payment at Maturity:      100% of the principal amount

Early Redemption:         Not Callable

Business Day:             New York
			  Modified Following Business Day Convention

Calculation Agent:        Citibank, N.A.

Form and Denomination:    Registered Medium-Term Notes in minimum denominations
		           and minimum increments of US$1,000.00

Clearing and Settlement:     DTC

Listing:                  	None

Sole Lead Manager:        	Citigroup Global Markets Inc.

Co-Managers:              	SBK Brooks Investment
                          	Apex Pryor Securities


CUSIP/ISIN Number:        	1730T0EK1



Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ('SEC') for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.


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